Exhibit 10.58

Cardtronics, Inc.
SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION
(As of December 31, 2014)

The 2014 compensation paid to our non-employee directors consisted of:

•	an annual award of restricted stock, valued at approximately $120,000 at the time of grant;

•	an annual cash retainer of $50,000, with no additional fees paid for Board and committee meetings attended;

•	an annual cash retainer of $75,000 for the Chairman of the Board;

•

an annual cash retainer of $10,000 for each committee of which the director is a member, except the Finance Committee which through November 2014 was a per meeting payment of $1,250, and in December 2014 switched to an annual cash retainer of $10,000; and

•

an additional annual cash retainer of $10,000 for the chair of each committee, except the Finance Committee which through November 2014 was a per meeting payment of $1,500, and in December 2014 switched to an annual cash retainer of an additional $10,000.